Exhibit 99.1

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                        The Wilber Corporation Announces
               Third Quarter 2004 Earnings and Quarterly Dividend
================================================================================
                              FOR IMMEDIATE RELEASE

DATE:    October 22, 2004

FROM:    Alfred S. Whittet, President and CEO

PHONE:   607-433-4148

Oneonta, New York, October 22, 2004 - The Wilber Corporation, parent company of Wilber National Bank, today reported Net Income of $2.164 million and Earnings per Share of $0.19 for the quarter ended September 30, 2004. By comparison, the Company's Net Income and Earnings per Share for the quarter ended September 30, 2003, were $1.824 million and $0.16, respectively. The Company's Return on Average Assets and Return on Average Equity for the third quarter were 1.17% and 13.16%, respectively, as compared to 0.99% and 11.49% for the same quarter in 2003. Average Total Assets of the Company equaled $734.7 million for the third quarter of 2004, as compared to $731.9 million for the third quarter of 2003, representing an increase of $2.8 million or 0.4%.

For the nine-month period ended September 30, 2004, the Company reported Net Income of $6.299 million and Earnings per Share of $0.56. By comparison, for the nine-month period ended September 30, 2003, Net Income and Earnings per Share were $6.512 million and $0.58, representing decreases of $213 thousand and $0.02, respectively.

Alfred S. Whittet, the Company's President and CEO, said, "We are pleased to report that our Net Interest Margin improved during the third quarter. Although, we would prefer to have a higher Net Interest Margin, it appears as though the downward trend in our Net Interest Margin has turned around." During the second quarter of 2004, the Company reported Net Interest Margin of 3.58%, as compared to 3.75% in the third quarter, an increase of 17 basis points.

Mr. Whittet further noted, "Although earnings are down through the first three quarters of 2004, (as compared to the first three quarters of 2003), we are pleased with the growth in our loan portfolio. It should positively impact our future earnings." The Company's Total Loans increased by $27.5 million or 7.8% from $353.5 million at September 30, 2003 to $381.0 million at September 30, 2004. Mr. Whittet continued, "In addition, we believe that the acquisition of the Walton, NY and Sidney, NY HSBC branch offices will improve the value and earnings potential of our franchise during 2005 and beyond." On October 4, 2004 the Company announced that it entered into a definitive agreement with HSBC Bank USA, National Association to acquire these branch offices. The acquisition is expected to close in January 2005.

In related news, on October 22, 2004, the Company's Board of directors declared a quarterly dividend of $0.0950 per share payable November 19, 2004 to shareholders of record on November 5, 2004. This compares to $0.0925 per share for the same period in 2003.

Mr. Whittet commented, "Thus far, 2004 has been a challenging year for us given the low interest rate environment. However, we are encouraged by the Federal Open Market Committee's (FOMC's) recent actions, specifically, its increase in the target Federal Funds rate from its low of 1.00% to its current level of 1.75%. Although the National economy may not be out of the woods yet, we believe the FOMC's actions provide a sense of confidence that economic conditions will improve."

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent company of Wilber National Bank, a national bank chartered in 1874 with 19 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and a loan production office located in Kingston, New York. The Company's common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company's future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.


                                       ###

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
----------------------------------

($ In thousands, except per share amounts)
Unaudited                                                      As of and for the three   As of and for the nine
                                                                    months ended             months ended
                                                                    September30,              September30,
Condensed Income Statement                                         2004        2003        2004         2003
-------------------------------------------------------------------------------------    --------------------
      Net interest income                                        $  6,076    $  5,938    $ 17,854    $ 18,339
      Provision for loan losses                                       300         350         960       1,205
                                                                 --------------------    --------------------
          Net interest income after provision for loan losses       5,776       5,588      16,894      17,134
      Noninterest income                                            1,477       1,146       4,363       4,256
      Noninterest expense                                           4,329       4,252      12,755      12,342
                                                                 --------------------    --------------------
          Income before taxes                                       2,924       2,482       8,502       9,048
      Income taxes                                                    760         658       2,203       2,536
                                                                 --------------------    --------------------
          Net income                                             $  2,164    $  1,824    $  6,299    $  6,512

Share and Per Share Data
-------------------------------------------------------------------------------------    --------------------
      Average common shares outstanding (in thousands)             11,209      11,209      11,209      11,216
      Period-end common shares outstanding (in thousands)          11,205      11,209      11,205      11,209

      Net income per share                                       $   0.19    $   0.16    $   0.56    $   0.58

      Cash dividends declared                                    $ 0.0950    $ 0.0925    $ 0.2850    $ 0.2775

      Book value per common share                                $   6.01    $   5.66    $   6.01    $   5.66

Period-end Balances
-------------------------------------------------------------------------------------    --------------------
      Total Assets                                               $737,924    $739,780    $737,924    $739,780
      Earning Assets                                              699,761     700,389     699,761     700,389
      Loans, gross                                                380,954     353,446     380,954     353,446
      Allowance for loan losses                                     6,218       5,893       6,218       5,893
      Deposits                                                    578,728     591,585     578,728     591,585
      Shareholders' equity                                         67,372      63,446      67,372      63,446

Average Balances
-------------------------------------------------------------------------------------    --------------------
      Total Assets                                               $734,678    $731,922    $731,882    $725,610
      Earning Assets                                              694,560     693,427     691,599     687,261
      Loans, gross                                                377,107     357,805     370,542     360,348
      Allowance for loan losses                                     6,100       5,857       5,961       5,673
      Deposits                                                    581,863     586,568     580,649     576,590
      Shareholders' equity                                         65,401      63,008      65,197      63,715

Key Ratios
-------------------------------------------------------------------------------------    --------------------
      Earnings:
          Return on average assets                                   1.17%       0.99%       1.15%       1.20%
          Return on average equity                                  13.16%      11.49%      12.91%      13.66%
          Net interest margin (tax-equivalent)                       3.75%       3.67%       3.70%       3.77%
          Efficiency ratio (1)                                      55.15%      56.31%      55.75%      53.23%

Asset Quality
-------------------------------------------------------------------------------------    --------------------
      Net loan charge-offs to average loans, annualized              0.21%       0.27%       0.18%       0.26%
      Allowance for loan losses to period-end loans                  1.63%       1.67%       1.63%       1.67%
      Allowance for loan losses to non-performing loans (2)           448%        142%        448%        142%
      Non-performing loans to period-end loans                       0.36%       1.17%       0.36%       1.17%
      Non-performing assets to period-end loans and other real
      estate                                                         0.36%       1.17%       0.36%       1.17%

Common Stock Data
--------------------------------------------------------------------------------------------------------
During 2003 and through February 11, 2004, the common stock of The       2004        High Trade    Low Trade       Dividend
Wilber Corporation was inactively traded on NASDAQ's Over-the-           ----        ----------    ---------       --------
Counter Bulletin Board market under the symbol WLBC.OB.  On           1st Quarter     $  15.50     $  12.65       $  0.0950
February 12, 2004, the Company's common stock ($0.01 par value        2nd Quarter     $  13.65     $  12.00       $  0.0950
per share) began trading on the American Stock Exchange (Amex(R))     3rd Quarter     $  12.80     $  12.00       $  0.0950
under the symbol GIW.

                                                                         2003        High Trade    Low Trade       Dividend
                                                                         ----        ----------    ---------       --------
                                                                      1st Quarter     $  15.00     $  12.10       $  0.0925
                                                                      2nd Quarter     $  13.75     $  10.20       $  0.0925
                                                                      3rd Quarter     $  10.81     $   9.81       $  0.0925
                                                                      4th Quarter     $  10.25     $   9.78       $  0.0925


(1) Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2) Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.